EXHIBIT 99.1





         FOR IMMEDIATE RELEASE              CONTACT:  Ed Dunn/Nuveen
         ATTN:  Business/Financial Editors  (312) 917-7763
                                            Kimberly Jackson/Flagship
                                            (513) 461-0332


                   NUVEEN TO ACQUIRE FLAGSHIP RESOURCES, INC.

              Flagship to Merge Its Mutual Fund Business with Nuveen


                   CHICAGO, July 16, 1996 -- The John Nuveen Company and

         Flagship Resources Inc. announced today that they have entered into an agreement for Nuveen to acquire Flagship and for the two firms to merge their tax-exempt mutual fund businesses.

         Nuveen manages more than $47 billion in assets, including

         $31 billion in funds and $16 billion in unit trusts.  Flagship,

         located in Dayton, Ohio, manages about $4.4 billion in assets,

         mainly in its 27 tax-exempt mutual funds.

                   Commenting on the merger, Nuveen Chairman Timothy R.

         Schwertfeger said:  "For nearly a century, Nuveen has been dedicated to serving the investment needs of conservative

         investors and their financial advisers.  The addition of

         Flagship widens the range of municipal investments we can offer to these investors to meet their needs for asset preservation and tax-free income.  After the merger, the combined firms will have state-specific mutual funds, exchange-traded funds, or unit trusts in 28 states.  In addition, intermediate term and limited term funds will be available nationally and in selected states.  This means more options for designing portfolios to match individual preferences."







                   Flagship Chairman Bruce Bedford noted that "Flagship

         has decided to merge with Nuveen after careful analysis of potential strategic partners in the mutual fund industry.  We have been very successful and by joining Nuveen we can reach a new level of growth at a time of ever increasing competition."

                   Mr. Bedford went on to note that "Nuveen has a name

         that is trusted and respected.  It brings financial strength, a first rate research department, and a history of excellent management.  Nuveen has recognized our focus on service and the effectiveness of our employees, so by joining Nuveen we can provide for the ongoing growth of the funds and continuing high quality services for the financial advisers and investors we serve."

                   All of the stock of Flagship will be exchanged for

         cash and preferred stock that can be converted into

         1.65 million shares of Nuveen common stock.  The total price of the transaction is $63 million.  In addition, contingent

         payments which are entirely dependent on significant growth from the combined mutual funds could amount to $20 million over four years.  The transaction, which will close by year end, has been approved by the Board of Directors of the Flagship funds and is contingent upon the approval of the Flagship mutual fund shareholders.

                   In addition to the merger of the two businesses,

         Nuveen and Flagship are also proposing to merge their funds in







         eight states where both currently offer tax-exempt mutual

         funds.  "Our aim is to add to the level of tax-free income for fund investors by increasing the efficiency of our funds,

         wherever possible," added Mr. Schwertfeger.

                   In May of this year, Nuveen announced its intention

         to introduce conservatively managed equity funds in affiliation with Chicago-based Institutional Capital Corporation (ICAP).

         The introduction of an all-stock fund, a taxable balanced fund,

         and a balanced municipal and stock fund is slated for later in the year.

                   Commenting further on these actions, Mr. Schwertfeger

         said that:  "The addition of Flagship complements our

         previously announced affiliation with ICAP.  Our aim is to serve a broader range of the investment needs of conservative investors.  These investors, and their advisers, need equity and fixed-income choices from which they can construct a

         portfolio that balances asset preservation, income and growth.

         Our new funds extend our offerings into equity products while

         Flagship broadens our menu of municipal offerings.  In

         addition, Flagship's exclusive focus on the distribution of mutual funds, and the expertise this brings, will help us build our entire mutual fund line of business."

                   "Nuveen and Flagship share a similar view of research

         and portfolio management, emphasizing a conservative, value-

         oriented approach," added Mr. Bedford.  "This shared investment







         philosophy was very important in our decision.  Investors can be assured of the same basic investment style.  In addition,

         they will have the opportunity to select from a wider mix of funds and will benefit from the combined strengths of the two firms."

                   Separately, Nuveen also announced today a program to

         purchase up to 3.5 million of its outstanding common shares, as well as a 17 percent increase in the quarterly dividend from

         $0.18 to $0.21 per common share.

                   Nuveen, founded in 1898, is headquartered in Chicago

         with offices in 12 other locations.  Nuveen specializes in investment products and services for conservative investors and their financial advisers, as well as providing municipal and corporate investment banking services.  Since 1961, Nuveen has sponsored more than $61 billion in tax-free funds and trusts for more than 1,200,000 investors.  The John Nuveen Company is listed on The New York Stock Exchange and trades under the symbol "JNC."







                   Flagship is a specialist in the management of fixed-

         income portfolios, with an expertise in municipal bonds,

         distributed through broker/dealers.  Started in 1970 as the money management division of the Mead Corporation, Flagship was acquired in a management buyout in 1984 by Bruce Bedford and

         Richard Davis, now Chairman and President, respectively.

         Flagship currently manages approximately $4.4 billion in assets in 31 mutual funds for over 100,000 investors.  Flagship, which was advised by Smith Barney on the transaction, is

         headquartered in Dayton, Ohio.

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